UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 24, 2009

HELIX WIND, CORP.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-52107 (Commission File Number)	20-4069588 (IRS Employer Identification No.)

1848 Commercial Street
San Diego, California 92113
 (Address of Principal Executive Offices, Zip Code)

(877) 246-4354
(Registrant's Telephone Number, Including Area Code)

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

On June 24, 2009, Helix Wind, Corp. (“Helix”) and Venco Power GmbH (“Venco”) entered into a binding letter of intent (“LOI”) setting forth the terms and conditions pursuant to which a wholly-owned subsidiary of Helix will acquire all of the outstanding shares of Venco (the “Transaction”) for a purchase price of 2.8 million Euros (the “Purchase Price”), 33% of which will be payable in cash in Euros and the balance in shares of common stock of Helix (the “Shares”) based upon 1,876,000 Euros multiplied by the weighted average conversion rate of the Euro for the 10 days immediately prior to the date of the Closing divided by $2.00 (subject to adjustment, as set forth in the LOI, based upon the value of a Euro).  All debts shall be netted against the 33% of the Purchase Price to be paid in cash at the closing of the Transaction (the “Closing”), with the balance, if any, to be paid by a two-year promissory note (the “Note”), 50% of which will be paid on each of the 12-month anniversary (the “12-Month Payment”) and the 24-month anniversary (the “24-Month Payment”) of the Closing, subject to certain contingencies set forth in the LOI. The Note will be secured by Venco’s assets and will be voidable upon the failure to make certain patent filings described in the LOI. Helix will escrow 7.5% of Venco-based turbines’ gross sales until the  24-Month Payment is made.  The 12-Month Payment is subject to reduction if certain representations made by Venco are breached.

Helix has agreed to register the Shares in its next filed registration statement. The Shares will be subject to a one-year lock-up on the transfer or sale of such Shares and a monthly volume limitation of no more than 8.5% of the total number of Shares that may be sold or transferred for the subsequent year thereafter.

Venco will have a put option to sell any Shares it holds to Helix for $2.00 per share for two years after the Closing, provided that if during the second year the volume weighted average per share of the Shares for a 90-day period exceeds $3.00 per share and the daily trading volume is at least 50,000 shares, such put right will expire.

Consummation of the Transaction is subject to and dependent upon, among other things, the completion of satisfactory legal, financial and business due diligence, negotiation and entering into a definitive stock purchase agreement and related agreements, obtaining any required third-party consents, consummation by Helix of a minimum $5 million capital raise and shareholder and board of director approval as required.

Pursuant to the LOI, until the earlier of the Closing or the termination of the LOI in accordance with its terms, Venco and its affiliates agree not to solicit or engage in any discussions or negotiations or engage in any transaction with any third party concerning a transaction similar to the proposed Transaction.

The LOI may be terminated by either party without liability if a definitive agreement is not entered into within 90 days of the date of the LOI.

For all the terms and conditions of the LOI, reference is hereby made to such LOI annexed hereto as Exhibit 10.1.  All statements made herein concerning the foregoing LOI are qualified by reference to said Exhibit.

On June 24, 2009, Helix entered into a distribution agreement (the "Agreement") with Venco Power GmbH ("Venco") pursuant to which Helix has the right to act as wholesaler or retailer, on an exclusive basis, in the United States (“Core Territory”) and to act as a wholesaler or retailer in Canada, Chile, Taiwan, Columbia, Cuba, Ecuador, Iceland, Israel, Jamaica, Japan, Malta, Nigeria, Panama, Peru, Saudi Arabia, Thailand, Uruguay and the US Virgin Islands (“Supplemental Territories” and together with the Core Territory, the “Territories”), with respect to certain Venco Twister series and Vertikon series products covered by the Agreement. Under the Agreement, Helix may use the designation “Official Distribution Partner of Venco” and may enter into dealership agreements in the Territories. Venco may remove territories designated as Supplemental Territories, by written notice to Helix. Helix will inform its dealers of any other dealers with similar distribution agreements in the Supplemental Territories. To the extent possible, Venco agrees to contractually limit future distributors from activities in the Core Territory.

Except as otherwise provided in the Agreement, the initial term of the Agreement expires on  December 31, 2010 but will automatically renew for subsequent one-year terms if written notice to terminate is not given by either party to the other at least three months prior to the end of the initial term. If Helix fails to place orders for (i) a total of 50kW output of Twister Series, 100 kW of Vertikon Series or 80 kW output of  a combination of such Series, in the Core Territory, or (ii) a total of 540 kW (30 kW per territory) output of Twister Series, 1800 kW (100 kW per territory) in Vertikon Series or 1260 kW (70 kW per territory) output of a combination of such Series, in the Supplemental Territories, the Agreement will automatically terminate at the end of the month following the month such failure occurred.

For all the terms and conditions of the Agreement, reference is hereby made to such Agreement annexed hereto as Exhibit 10.2. All statements made herein concerning the foregoing Agreement are qualified by reference to said Exhibit.

Section 8 – Other Events
Item 8.01 Other Events

The  disclosure set forth above under Item 1.01 (Entry Into a Material Definitive Agreement) is hereby incorporated by reference into this Item 8.01.

Section 9-Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.1	Letter of Intent, dated June 24, 2009, between Helix Wind, Corp. and Venco Power GmbH

Exhibit 10.2	Agreement, entered into on June 24, 2009, between Helix Wind, Corp. and Venco Power GmbH

Exhibit 99.1	Press Release, dated June 25, 2009, issued by Helix Wind, Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELIX WIND, CORP.

By:	/s/ Ian Gardner
Name: Ian Gardner
Title: CEO

Date:  June 26, 2009